EXHIBIT 3.1

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
OPEXA THERAPEUTICS, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation (the “Articles of Incorporation”).

ARTICLE I.

The name of the corporation is Opexa Therapeutics, Inc.

ARTICLE II.

The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on November 11, 2009.  The amendment revises Article IV of the corporation’s Articles of Incorporation to read in its entirety as follows:

ARTICLE IV.

The aggregate number of shares which the corporation shall have authority to issue is one hundred ten million (110,000,000), consisting of one hundred million (100,000,000) shares of common stock having $0.01 par value ("Common Stock"), and ten million (10,000,000) shares of preferred stock having no par value ("Preferred Stock").

ARTICLE III.

The amendment to the Articles of Incorporation has been approved in the manner required by the Texas Business Corporation Act and by the constituent documents of the corporation.

ARTICLE IV.

This document will become effective when the document is filed by the Secretary of State.